UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):
November 10, 2005

FRANKLIN COVEY CO.

(Exact name of registrant as specified in its charter)

Commission File No. 1-11107

Utah	87-0401551
(State or other jurisdiction of incorporation)	(IRS Employer Identification Number)

2200 West Parkway Boulevard
Salt Lake City, Utah 84119-2099
(Address of principal executive offices)(Zip Code)

Registrant’s telephone number, including area code: (801) 817-1776

Former name or former address, if changed since last report: Not Applicable
______________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR  240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR  240.13e-4(c))

Item 4.02  Non-Reliance on Previously Issued Financial Statements or a Related  Audit Report or Completed Interim Review

(a)  On November 10, 2005, the Audit Committee of Franklin Covey Co. (the Company) determined that due to inaccurate deferred income tax calculations, the Company’s consolidated financial statements as of August 31, 2004 and 2003 and for each of the years in the three year period ended August 31, 2004 as contained in the Company’s fiscal 2004 Form 10-K, and subsequent interim periods, should no longer be relied upon. We currently believe that the error only impacts the reported net loss for the year ended August 31, 2002 and has no impact on subsequent periods other than the reported balance sheets.

Based upon our current understanding, we believe that the underlying error was the result of incorrectly calculating deferred tax liabilities on previously acquired intangible assets and improper deferred tax treatment of indefinite-lived intangible assets recognized at the adoption of Statement of Financial Accounting Standards (SFAS) No. 142, Goodwill and Other Intangibles, and their effects upon the Company’s calculation of the valuation allowance on deferred tax assets reported in fiscal 2002 and in subsequent periods. Based upon the Company’s preliminary analysis, these inaccurate deferred tax calculations would have increased our income tax benefit, and decreased our loss from continuing operations, by approximately $6.4 million, and increased the charge resulting from the cumulative effect of accounting change related to the adoption of SFAS No. 142 by approximately $14.5 million. The Company believes that the net effect of these errors would increase the reported $109.3 million net loss attributable to common shareholders in fiscal 2002 by approximately $8.1 million. The Company believes that these errors have no effect upon the operating results for periods subsequent to fiscal 2002. For periods subsequent to fiscal 2002, the errors only impact the balance sheets through the impact of increased deferred tax liabilities and decreased retained earnings at each balance sheet date.

The Company currently plans to report the impact of the errors by restating the affected financial statements included in its Annual Report on Form 10-K for the fiscal period ended August 31, 2005, which is due to be filed with the Securities and Exchange Commission on, or before, November 29, 2005.

The Audit Committee of the Company’s Board of Directors and senior management has discussed this matter with the Company’s independent registered public accounting firm, KPMG LLP. The restatement amounts are subject to completion of KPMG’s review.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FRANKLIN COVEY CO.

Date:	November 14, 2005	By:	/s/ STEPHEN D. YOUNG
Stephen D. Young
Chief Financial Officer